IVC INDUSTRIES, INC. AND SUBSIDIARIES
             SCHEDULE OF COMPUTATION OF NET INCOME (LOSS) PER SHARE
                FOR THE YEARS ENDED JULY 31, 1997, 1998 AND 1999
        (Dollars in Thousands, Except as Noted or Per Share Information)

                                                                                     Years Ended
                                                                                      July 31,
                                                                       ---------------------------------------
                                                                           1997          1998         1999
                                                                           ----          ----         ----
Net income (loss)                                                      $     1,346   $     1,147   $    (7,041)
Less - preferred stock dividends                                                --            --            --
                                                                       -----------   -----------   -----------
Net income (loss) for basic income per common share                    $     1,346         1,147   $    (7,041)
                                                                       ===========   ===========   ===========

Weighted average number of common shares
   outstanding during the year - Basic                                   2,136,394     2,143,191     2,148,143

Add - common equivalent shares
   (determined using the "treasury stock" method)
   representing shares issuable upon exercise of
   employee stock options and incentive
   performance shares                                                        4,953        11,174           766
                                                                       -----------   -----------   -----------

Weighted average number of common shares - Diluted                       2,141,347     2,154,365     2,148,909
                                                                       ===========   ===========   ===========

Income (loss) per common share - Diluted                               $      0.63   $      0.53   $     (3.28)
                                                                       ===========   ===========   ===========


                                      E-1